Exhibit 11.1

                            Castle Energy Corporation
                 Statement of Computation of Earnings Per Share
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)



                                                                            Three Months Ended December 31,
                                                              ------------------------------------------------------------
                                                                        1995                               1994
                                                              --------------------------        --------------------------
                                                                                Fully                              Fully
                                                               Primary          Diluted           Primary          Diluted
                                                             ----------       ----------         ---------        ---------

     I.  Shares Outstanding, Net of Treasury                  6,693,646        6,693,646         7,627,646        7,627,646
            Stock Issued During the Period:

                Stock, net                                                                        (821,518)        (821,518)

    II.  Weighted Equivalent Shares:

                Assumed options and warrants exercised           18,095           23,397           274,932           95,796

                Assumed debenture conversion                                                        76,100           76,100

                                                             ----------       ----------         ---------        ---------
   III.  Weighted Average Shares and Equivalent Shares        6,711,741        6,717,043         7,157,160        6,978,024
                                                             ==========       ==========         =========        =========

    IV.  Net Income (Loss):

            Net Income unadjusted                              $  5,494         $  5,494           $14,084          $14,084

            Assumed interest savings, net of tax, "as if,"
            the convertible debenture had been exercised
            and debt had been retired with proceeds of
            the exercise of options and warrants                                                         6                6
                                                             ----------       ----------         ---------        ---------
                                                               $  5,494         $  5,494           $14,090          $14,090
                                                             ==========       ==========         =========        =========

     V.  Net Income Per Share                                $      .82       $      .82         $    1.97        $    2.02(1)
                                                             ==========       ==========         =========        =========








(1)  Fully diluted earnings per share is not presented as it is anti-dilutive.